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                                        Filed Pursuant to Rule 424(b)(3)
                                        Registration Statement No. 33-45377





Prospectus Supplement Dated December 11, 1995 to Prospectus dated
February 10, 1992


Effective January 1, 1996, the penultimate paragraph on page 19 of the Prospectus is deleted and replaced with the following:

     Earnings contributed by a General Agency or Producer which are credited with interest pursuant to Section 5.02 of the Plan shall be credited with simple interest at the rate of 5.75% per annum, payable or attributable annually in arrears based on a 360-day year of 12 30-day months.